UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission file number 0-13244

                              GATEFIELD CORPORATION
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             (Exact name of registrant as specified in its charter)


          47436 FREMONT BLVD. FREMONT, CALIFORNIA 94538 (510) 623-4400
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                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                     Common stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)

                                      None
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                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under section 13(a)( or 15(d)
                                    remains)

        Please place an X in the boxes) to designate the appropriate rule provisions) relied upon to terminate or suspend the duty to file reports:

              Rule   12g-4(a)(1)(i)   /x/   Rule   12h-3(b)(1)(ii)   / /
              Rule   12g-4(a)(1)(ii)  / /   Rule   12h-3(b)(1)(i)    / /
              Rule   12g-4(a)(2)(i)   / /   Rule   12h-3(b)(2)(i)    / /
              Rule   12g-4(a)(2)(ii)  / /   Rule   12h-3(b)(2)(ii)   / /
                                            Rule 15d-6               / /

    Approximate number of holders of record as of the certificate or notice date: one

     Pursuant to the requirements of the Securities Exchange Act of 1934, GaSonics International Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 30, 2001            By: /s/ David L. Van De Hey
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                                      David L. Van De Hey, President
                                      GateField Corporation

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.